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                                                                    EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Independent Auditors" in Amendment No. 1 to the Registration Statement (Form S-3) and related prospectus of ATMI, Inc. for the registration of $115,000,000 5.25% Convertible Subordinated Notes Due November 15, 2006 and 5,183,096 shares of common stock issuable upon conversion of the notes and to the incorporation by reference therein of our report dated February 1, 2001, with respect to the consolidated financial statements and schedule of ATMI, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                            /s/ ERNST & YOUNG LLP

Stamford, Connecticut
February 15, 2002